EXHIBIT 99.8

JOINT FILING STATEMENT

I, the undersigned, hereby express my agreement that the attached Schedule 13D (and any amendments thereto) relating to the common stock of Ad.Venture Partners, Inc. is filed on behalf of each of the undersigned.

Dated: August 20, 2007

By:	/s/ Howard S. Balter
Howard S. Balter

By:	/s/ Ilan M. Slasky
Ilan M. Slasky